EXHIBIT 99.1

Media Sciences International, Inc. Receives Nasdaq Staff Deficiency Letter

OAKLAND, N.J., September 18 /PRNewswire-FirstCall/ --Media Sciences International, Inc. (Nasdaq: MSII), the leading independent manufacturer of solid ink and color toner cartridges for business color printers, today announced that it received a Nasdaq Staff Deficiency Letter on September 15, 2009 indicating that the Company fails to comply with the minimum bid price requirements for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). The letter gives the Company notice that the Company's bid price of its common stock has closed under $1.00 for the last 30 business days.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a grace period of 180 calendar days, or until March 15, 2010, to regain compliance. Compliance will be achieved if at anytime during the grace period the bid price of the Company’s common stock closes at $1.00 per or more for a minimum of ten consecutive business days, in which event the Nasdaq staff will send the Company written confirmation of compliance and the matter will be closed. In the event the Company does not regain compliance prior to the expiration of the grace period, it will receive written notification that the common stock is subject to delisting. At that time, the Company may appeal the Nasdaq staff's determination to delist its securities to a Hearing’s Panel.

The Company may be eligible for an additional grace period if it meets the initial listing standards, exception of bid price, for The Nasdaq Capital Market. If it meets the initial listing criteria, Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period.

Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality and low price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta™, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support, and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

SOURCE Media Sciences International, Inc.

Contacts:

Media Sciences International, Inc.

Investor Contact: Kevan D. Bloomgren, Chief Financial Officer,

kbloomgren@mediasciences.com, 201.677.9311, ext. 213

Media Contact: Bill Besold, Marketing Communications Director,

bbesold@mediasciences.com, 201.677.9311, ext. 299

Web site: http://www.mediasciences.com